 News Release

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI CORPORATION ELECTS DIRECTORS TO ITS BOARD OF DIRECTORS

MUSCATINE, Iowa (August 2, 2004) - HNI Corporation (NYSE:HNI) announced the election of Larry B. Porcellato, and Miguel M. Calado to its Board of Directors.

Mr. Porcellato is Chief Executive Officer of ICI Paints, a leading international paint and packaged coatings business and a subsidiary of Imperial Chemical Industries PLC. He will serve on the Board's Human Resource and Compensation Committee. Porcellato has a Bachelor of Commerce, Business and Economics degree from the University of Toronto and is a Chartered Accountant.

Mr. Calado is Executive Vice President and President International, at Dean Foods Company, one of the nation's leading food and beverage companies. Mr. Calado will serve on the Board's Audit Committee. Calado received his Bachelor of Accounting and a Bachelor of Business Administration from Pontificia Universidade Catolica do Rio de Janeiro, Brazil.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat-N-Glo®, Quadra-FireTM, and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in new products and brand building, and (d) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; higher than expected material costs; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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